UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2013
Date of Report (Date of earliest event reported)

NOVUS ROBOTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140396	20-3061959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7669 Kimbal Street Mississauga, Ontario Canda	L5S 1A7
(Address of principal executive offices)	(Zip Code)

(905) 672-7669
Registrant’s telephone number, including area code

14 The Link, Mornigside
Sandton 2196 South Africa
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry Into a Material Definitive Agreement

On June 4, 2013, the Board of Directors of Novus Robotics Inc., a Nevada corporation (the “Company”) authorized the execution of that certain escrow agreement dated June 4, 2013 (the "Escrow Agreement") with Manhattan Transfer Registrar Co., the Company's transfer agent ("Manhattan Transfer").

As disclosed in previous filings with the Securities and Exchange Commission, on approximately November 10, 2011, D Mecatronics Inc. ("D Mecatronics") spun-off its wholly-owned subsidiary, D&R Technology Inc. ("D&R Technology"). D&R Technology subsequently issued shares of its restricted common stock to the shareholders of D Mecatronics on a pro-rata basis in accordance with their respective equity holdings in D Mecatronics. The equity percentages regarding the issuance of shares by D&R Technology were 48% to Berardino Paolucci, 24% to Drasko Karanovic and 28% to various shareholders (which shares were being held by D Mecatronics on behalf of these shareholders).  The transfer agent for D Mecatronics at the time of the spin-off was Global Sentry Equity Transfer Inc. ("Global Sentry"). At the time of the spin-off, management of D Mecatronics had attempted on several occasions to contact Global Sentry with regards to its shareholder list and records. However, any and all attempts were to no avail.  To date, D Mecatronics has not been able to obtain any of its records, including a shareholders list, from Global Sentry. Management has no knowledge or information as to the whereabouts of Global Sentry or its management nor of the location of its records and shareholders list. This has impeded the issuance of the shares of D&R Technology to the appropriate 28% minority shareholders of D Mecatronics and thus the reason why D Mecatronics was holding the shares in trust for the benefit of its shareholders.

Subsequently, the Company entered into that certain share exchange agreement dated January 27, 2012 (the "Share Exchange Agreement") with D&R Technology Inc. and Beradino Paolucci and Drakso Karanovic, the shareholders of D&R Technology Inc. (the “D&R Shareholders”). The Board of Directors of the Company had approved the execution and consummation of the transaction under the Share Exchange Agreement on February 1, 2012.  In accordance with the terms and provisions of the Share Exchange Agreement, the Co,pany issued an aggregate of 59,000,000 shares of its restricted common stock to the D&R Shareholders (which consisted of Messrs. Paolucci and Karanovic and D Mecatronics, which held the shares for the benefit of the remaining shareholders of D&R Technology) in exchange for 100% of the total issued and outstanding shares of D&R Technology, thus making D&R Technology its wholly-owned subsidiary. The Board of Directors of the Company deemed it in the best interests of the shareholders of the Company to enter into the Share Exchange Agreement pursuant to which it would acquire all the technology and assets and assume all liabilities of D&R Technology.

The majority shareholders of D&R Technology approved the Share Exchange Agreement as did its Board of Directors. The Board of Directors of D&R Technology resolved in its board resolutions to issue to D Mecatronics the 16,520,000 shares to be issued to the missing 28% minority shareholders of D&R Technology (who are also the unknown shareholders of D Mecatronics). Therefore, D Mecatronics held in trust and for the benefit of its unknown shareholders (and as shareholders of D&R Technology) the shares to be issued to them by the Company. D Mecatronics is in the process of attempting to locate the transfer agent in order to obtain its records.

The Company is also in the process of locating the missing shareholders of D Mecatronics (and also as shareholders of D&R Technology) to whom the shares of the Company should be issued in accordance with the terms and provisions of the Share Exchange Agreement. Therefore, the Company entered into the Escrow Agreement. In accordance with the terms and provisions of the Escrow Agreement, D Mecatronics shall return to Manhattan Transfer the share certificate evidencing the shares of common stock of the Company issued to it as trustee. A new share certificate shall be issued to Manhattan Transfer as trustee in the aggregate deonomination of 16,520,000 shares to be held in escrow. Manhattan Transfer and the Company shall use their best efforts to create a shareholders list (the "Shareholders List") indicating each record owner of the shares and Manhattan Transfer shall release the shares to each of the person indicated on the Shareholders List when Manhattan Transfer is satisfied that the Shareholder List contains the information it needs to issue the shares to the respective individual shareholder of the Company.

The Company will be placing on its website www.novusrobotics.com under "Investor Relations" contact information to be used by persons/entities that believe they were shareholders of D Mecatronics.  Such individuals/entites should contact management of the Company.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01   Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1	Escrow Agreement dated June 4, 2013 among Novus Robotics Inc., D Mecatronics Inc., D&R Technology Inc. and Manhattan Transfer Registrar Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVUS ROBOTICS INC.

DATE: June 5, 2013	By:	/s/ Berardino Paolucci
	Name:	Berardino Paolucci
	Title:	President/Chief Executive Officer